Exhibit 99
PRESS RELEASE
FOR IMMEDIATE DISTRIBUTION

Contact:	Robert L.G. White
President and CEO
Phone: 908/206-3700
BREEZE-EASTERN REPORTS RECORD RESULTS FOR FISCAL 2008
FULL YEAR AND FOURTH QUARTER
Union, New Jersey — May 21, 2008 — Breeze-Eastern Corporation (AMEX:BZC) today reported that net income for the 2008 fiscal fourth quarter was $6.5 million versus $1.4 million in the prior-year period or $0.69 per diluted share compared to $0.15 per diluted share in the prior year period. Excluding the gain on the sale of the Union, New Jersey facility, net income in the fourth quarter of fiscal 2008 would have been $2.6 million or $0.28 per diluted share. Operating income for the fourth quarter of fiscal 2008 was $5.2 million compared to $3.6 million for the fourth quarter of fiscal 2007. Sales of $24.4 million in the fiscal fourth quarter of 2008 represented an increase of 19% over the $20.5 million for the same period in the prior year. Adjusted EBITDA, as described under “Non-GAAP Financial Measures” in this press release, for the fourth quarter of fiscal 2008 was $5.6 million versus $3.9 million in the prior year period. New orders received during the 2008 fiscal fourth quarter were $26.3 million compared to $18.4 million in the prior fiscal year’s fourth quarter. The Company’s book-to-bill ratio for the fiscal 2008 fourth quarter was 1.1 compared with 0.9 for last year’s fiscal fourth quarter. The fiscal 2008 sales, operating income, Adjusted EBITDA and net income (excluding the gain on the sale of the Union, New Jersey facility) all represent record quarterly results for Breeze-Eastern as a stand-alone company.
For the twelve months ended March 31, 2008, the Company reported net income of $9.4 million versus $4.0 million for the same period last year or $1.00 per diluted share for fiscal 2008 compared to $0.42 per diluted share for fiscal 2007. Excluding the gain on the sale of the Union, New Jersey facility, fiscal 2008 net income would have been $5.5 million or $0.58 per diluted share. Fiscal 2007 included a pretax charge of $1.3 million related to the refinancing of the Company’s debt in the absence of which the income per diluted share for fiscal 2007 would have been $0.51. Operating income for fiscal 2008 was $12.9 million versus $12.6 million for fiscal 2007. Sales for fiscal 2008 increased to $76.0 million from $73.3 million for fiscal 2007. Adjusted EBITDA was $14.3 million for fiscal 2008 versus $13.8 million for fiscal 2007. New orders received during fiscal 2008 were $81.1 million compared to $101.5 million for fiscal 2007. The fiscal 2007 figure included an order from Airbus for $21.5 million relating to the A400M Military Transport Program which is expected to commence shipping in late calendar 2009 and continue through 2020. Exclusive of the $21.5 million Airbus order, the book-to-bill ratio was 1.1 for both fiscal 2008 and 2007. The fiscal 2008 sales, operating income, Adjusted EBITDA
700 Liberty Avenue • Union • New Jersey 07083
Tel. 908.686.4000 • Fax 908.686.7485 • www.breeze-eastern.com

Breeze-Eastern Corporation — May 21, 2008
Fiscal 2008 Full Year and Fourth Quarter Earnings Release

and net income (excluding the gain on the sale of the Union, New Jersey facility) all represent record annual results for Breeze-Eastern as a stand-alone company.
Robert L. G. White, President and Chief Executive Officer of the Company, said, “We are very pleased with our operating results for the year. Despite lower spare parts sales in the fourth quarter and full year of fiscal 2008 as compared to fiscal 2007, we still reported gross margins in the quarter and full year of 44% and 43%, respectively, which were the result of better performance in the production of new equipment and overhaul and repair sales. The shift in product mix which we experienced in the first nine months of fiscal 2008 continued in the fourth quarter, as sales of new equipment accounted for 64% of total sales bringing the fiscal 2008 total of new equipment shipments to 59% of total sales as compared to 46% for fiscal 2007. The demand for spare parts remained weak during the fiscal 2008 fourth quarter due primarily, we believe, to the delay in passage of the full appropriation for the repair and maintenance sections of the 2008 Federal Government Defense budget and that this delay is the single biggest factor impacting the shift in our sales mix. While we remain confident that the unrealized portion of the spare parts sales will eventually be ordered, it is not clear at this time when that will happen. Also, in recent years, our revenues in the second half of the fiscal year have generally exceeded revenues in the first half. The timing of U.S. government awards, the availability of U.S. government funding and product delivery schedules are among the factors affecting the periods in which revenues are recorded. We expect this trend to continue in fiscal 2009.
Mr. White continued, “We are very pleased that the fiscal 2008 order rate for the overall business continued to show strength with a book-to-bill ratio of 1.1 for the fourth quarter and full year. The fiscal 2008 general, administrative and selling expenses were flat for the fourth quarter and year to year comparisons. Overall, lower costs related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and measures taken by us during the period to contain or reduce costs in view of the shift in our order patterns were partially offset by costs related to the initial phase of the development of a new generation of hoists and the expense associated with a threatened proxy contest which was settled during the second quarter of fiscal 2008. Our debt, net of cash on hand, at the end of fiscal 2008 was $24.0 million, a decrease of $11.6 million from the end of the third fiscal quarter of 2008 and a decrease of $15.0 million from the end of fiscal 2007 which decrease included $9.8 million related to the sale and lease-back of the Company’s facility in Union, New Jersey. The Company is in the process of selecting a new site for its facilities and expects to initiate its relocation to the new site in the fourth quarter of fiscal 2009. Working capital increased in the fourth quarter of fiscal 2008 compared to the third quarter of fiscal 2008 by $3.2 million which was primarily caused by the large number of shipments made in March.”
Outlook
Mr. White concluded, “In the absence of a return to more normal trends for incoming orders for spare parts, we would expect total sales in fiscal 2009 to be in the range of 2% to 5% higher than fiscal 2008. Further, without a higher composition of spare parts sales, we expect our overall cost and expense structure to remain relatively consistent in fiscal 2009 compared to fiscal 2008. We are also in the process of negotiating a new senior credit facility and expect to lower our interest expense in fiscal 2009 by an amount in excess of $1.0 million. While we expect to be reporting a provision for income taxes on a GAAP basis in the low 40% range for fiscal 2009, the actual taxes to be paid will be much lower as we expect to continue to utilize our net operating loss carry-forwards to offset the reported tax expense. We believe that we are making consistent progress to achieve the objectives, which we announced in February 2007, in

Breeze-Eastern Corporation — May 21, 2008
Fiscal 2008 Full Year and Fourth Quarter Earnings Release

our five year strategic plan of; elimination of our current debt, achieve double digit sales growth and increase net income, Adjusted EBITDA, and operating income at a rate greater than sales growth.”
Breeze-Eastern Corporation (http://www.breeze-eastern.com) is the world’s leading designer and manufacturer of sophisticated lifting devices for military and civilian aircraft, including rescue hoists, cargo hooks, and weapons-lifting systems. The Company, formerly known as TransTechnology Corporation, which employs approximately 192 people at its facility in Union, New Jersey, reported sales of $76.0 million in the fiscal year ended March 31, 2008.
Non-GAAP Financial Measures
In addition to disclosing financial results that are determined in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company also discloses operating income (gross profit less general, administrative and selling expenses) and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization, interest and other income/expense, gain on sale of facility and loss on extinguishment of debt). These are presented as supplemental measures of performance. The Company presents Adjusted EBITDA because it considers it an important supplemental measure of performance. Measures similar to Adjusted EBITDA are widely used by the Company and by others in the Company’s industry to evaluate performance and price potential acquisition candidates. The Company believes Adjusted EBITDA facilitates operating performance comparisons from period to period and company to company by backing out potential differences caused by variations in capital structure (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). The Company also presents Adjusted EBITDA because it believes it is frequently used by investors and other interested parties as a basis for evaluating performance to formulate investment decisions.
Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Some of the limitations of Adjusted EBITDA are that (i) it does not reflect the Company’s cash expenditures for capital assets, (ii) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on the Company’s debt, and (iii) it does not reflect changes in, or cash requirements for, the Company’s working capital. Furthermore, other companies in the aerospace and defense industry may calculate these measures differently than the manner presented above. Accordingly, the Company focuses primarily on its GAAP results and uses Adjusted EBITDA only supplementally.

Breeze-Eastern Corporation — May 21, 2008
Fiscal 2008 Full Year and Fourth Quarter Earnings Release

INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Acts”). Any statements contained herein that are not statements of historical fact are deemed to be forward-looking statements.
The forward-looking statements in this press release are based on current beliefs, estimates and assumptions concerning the operations, future results, and prospects of the Company. As actual operations and results may materially differ from those assumed in forward-looking statements, there is no assurance that forward-looking statements will prove to be accurate. Forward-looking statements are subject to the safe harbors created in the Acts.
Any number of factors could affect future operations and results, including, without limitation, competition from other companies; changes in applicable laws, rules and regulations affecting the Company in the locations in which it conducts its business; the availability of equity and/or debt financing in the amounts and on the terms necessary to support the Company’s future business; interest rate trends; order flow associated with the delay in enactment of the full appropriation under the 2008 Federal Defense budget; a decrease in the United States government defense spending, changes in spending allocation or the termination, postponement, or failure to fund one or more significant contracts by the United States government; determination by the Company to dispose of or acquire additional assets; general industry and economic conditions; events impacting the U.S. and world financial markets and economies; and those specific risks that are discussed in the Company’s previously filed Annual Report on Form 10-K for the fiscal year ended March 31, 2007, and Quarterly Report on Form 10-Q for the period ended December 30, 2007.
The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or future events.

Breeze-Eastern Corporation — May 21, 2008
Fiscal 2008 Full Year and Fourth Quarter Earnings Release

BREEZE-EASTERN CORPORATION
STATEMENTS OF CONSOLIDATED OPERATIONS
(In Thousands of Dollars Except Share Data)

	Three Months Ended		Twelve Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07
Net sales	$24,418	$20,521	$75,974	$73,339
Cost of sales	13,694	11,449	43,457	40,853

Gross profit	10,724	9,072	32,517	32,486

General, administrative and selling expenses	5,505	5,505	19,574	19,890
Interest expense	641	945	3,311	4,231
Other expense-net	58	54	165	195
Gain on sale of facility	(6,811)	—	(6,811)	—
Loss on extinguishment of debt	—	—	—	1,331

Income before income taxes	11,331	2,568	16,278	6,839
Provision for income taxes	4,857	1,170	6,836	2,878

Net income	$6,474	$1,398	$9,442	$3,961

Basic earnings per share:
Net income	$0.69	$0.15	$1.01	$0.43

Diluted earnings per share:
Net income	$0.69	$0.15	$1.00	$0.42

Weighted average basic shares	9,332,000	9,275,000	9,314,000	9,258,000
Weighted average diluted shares	9,400,000	9,357,000	9,396,000	9,354,000
BALANCE SHEET INFORMATION

	3/31/08	3/31/07
Current assets	$47,791	$44,955
Property, plant and equipment — net	3,833	4,779
Other assets	24,566	30,737

Total assets	$76,190	$80,471

Current portion of long-term debt and short term borrowings	$5,977	$8,346
Other current liabilities	13,270	13,469

Total current liabilities	19,247	21,815
Long-term debt	19,849	32,750
Other non-current liabilities	10,202	9,007
Stockholders’ equity	26,892	16,899

Total liabilities and stockholders’ equity	$76,190	$80,471

Breeze-Eastern Corporation — May 21, 2008
Fiscal 2008 Full Year and Fourth Quarter Earnings Release

Reconciliation of Reported Income to Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	3/31/08	3/31/07	3/31/08	3/31/07
Net sales	$24,418	$20,521	$75,974	$73,339
Cost of sales	13,694	11,449	43,457	40,853

Gross profit	10,724	9,072	32,517	32,486

General, administrative and selling expenses	5,505	5,505	19,574	19,890

Operating income	5,219	3,567	12,943	12,596

Add back: depreciation and amortization	332	324	1,319	1,223

Adjusted EBITDA	$5,551	$3,891	$14,262	$13,819

Net income	$6,474	$1,398	$9,442	$3,961
Provision for income taxes	4,857	1,170	6,836	2,878
Depreciation and amortization	332	324	1,319	1,223
Interest expense	641	945	3,311	4,231
Other expense-net	58	54	165	195
Gain on sale of facility	(6,811)	—	(6,811)	—
Loss on extinguishment of debt	—	—	—	1,331

Adjusted EBITDA	$5,551	$3,891	$14,262	$13,819

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